EXHIBIT 99.1

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

02-11-09/10:00 a.m. CT

Confirmation # 80518308

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

February 11, 2009

11:00 a.m. EST

Operator:

Welcome to the L-1 Identity Solutions' Fourth Quarter and Fiscal Year 2008 Financial Results Conference Call. At this time, all participants have been placed in a listen-only mode and the floor will be open for your questions following the presentation.

If you would like to ask question at that time, please press start one on your touch-tone phone. If at any point, your question has been answered, you may remove yourself from the queue by pressing the pound key. If you should require operator assistance, please press star zero. We ask that you pick you handset to allow optimal sound quality.

It is now my pleasure to turn the floor over to Lisa Cradit. Ms. Cradit, you may begin.

Lisa Cradit:	Good morning and thank you for joining us for L-1 Identity Solutions' 2008 fourth quarter and year end financial results conference call.

Statements that representatives of L-1 Identity Solutions make during this call that are not historical facts are forward-looking statements made under the Safe Harbor provision of Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's current beliefs and assumptions and involve inherent risks and uncertainty. Any statements made today about future expectations or results are necessarily only estimates. Actual results could materially differ from any forward-looking expectations.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

02-11-09/10:00 a.m. CT

Confirmation # 80518308

Factors that may cause differences between forward-looking expectations and future actual results are fully described in the company's SEC filings. The company expressly disclaims any obligation to revise or update any forward-looking statement. Representatives of L-1 plan to use a number of defined financial terms during this afternoon's call such as adjusted EBITDA, organic growth, free cash flow and backlog.

Please refer to the company's earnings press release issued this morning for further definition of and context for the use of these terms.

With that, I will now turn the call over to Bob LaPenta. Bob?

Bob LaPenta:	Good morning, everyone, and thank you for joining L-1's fourth quarter and year ended December 2008 earnings conference call.

Today, we released a very detailed earnings announcement and I hope all of you have had an opportunity to read it. There was a lot of information contained in the release, so my remarks will be brief. There will be plenty of time for Jim DePalma to take you through the numbers and for you all to ask questions.

Today, we announced a non-cash charge of approximately $530 million for the write-off of goodwill and intangible assets resulting primarily from the reduction of our equity price and the difficult worldwide economic environment that began at the start of the fourth quarter, and as we are aware, continues and is possibly accelerating today.

I think it's ironic that we took this write-off at a time when L-1 is positioned as well as it's ever been as far as our operations, our backlog and the opportunities in front of us. And I think we are positioned today better than we've ever been since we formed the company three years ago.

Every day we read about companies that are laying off thousands of people, businesses are cutting costs and bracing for rapid deterioration in their revenues. And every day, we read about companies that are closing their door and going out of business.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

02-11-09/10:00 a.m. CT

Confirmation # 80518308

As you read in our release, L-1 grew organically at over 13 percent in '08. Based on our backlog of over $1.1 billion and programs we've won, all are well-positioned to win. We expect to grow organically next year between 15 and 20 percent.

In 2008, all of our businesses grew organically over 20 percent with the exception of biometrics, which had unfavorable comparisons because of the large HIIDE order that we delivered in 2007 for the initial complement of HIIDE's that went to Iraq and a large order of LiveScan's in the fourth quarter of last year that were shipped to Mexico.

The comps on the biometric group – we shipped about $130 million in 2007 and in 2008, their revenues decreased to about $110 million and that really is not reflective of the strength of the business, the opportunities they have and what we expect them to do in 2009.

I mentioned all of our businesses grew in excess of 20 percent in '08. SpecTal grew over 36 percent with revenues growing from $70 million to over $100 million in 2008. And with contracts already in backlog, they'll grow another 20 percent in '09.

If you take a look at our enrollment group, they grew over 30 percent, about 28 percent in '08. And based on contracts that are already in backlog, including the HazPrint program that we announced this morning, they will grow in excess of 40 percent next year going from about $77 million to in excess of $120 million next year.

Back to biometrics for a second. During 2008, biometrics completed the development of the next generation HIIDE 5.0. Actually, it will be completed and ready to begin shipping at the end of this month or the beginning of next month. They developed a LiveScan 4800 for forensic-quality 10 print and palm print images.

They redesigned and produced the new low-cost 10 print LiveScan device. And they continue development of our ABIS multimodal software platform, software that incidentally just won a very key program involved with enhancing our national security.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

02-11-09/10:00 a.m. CT

Confirmation # 80518308

I talked about our enrollment division growing at over 25 percent in '08. They booked contracts in excess of $300 million and they expanded to over 700 enrollment centers and they processed over 1.5 million people in 2008. Next year we expect them to grow to over 120 million, continue to expand their enrollment centers and process over 2.5 million people. So they are well positioned for growth just based on contracts that are already in hand.

Our credentialing division, Viisage, grew over 20 percent in '08 with revenue growing from $80 million to over $100 million. They won the $215 million PASS Card program, and with Digimarc we have won several import national ID opportunities in credentialing programs, and we are well positioned in several others to grow in excess of 15 percent next year.

We've included a relatively modest amount of revenue for the REAL ID program in '09. But that program represents a substantial opportunity for us in '09 and beyond, as states begin to comply with the Act's requirements in December of '09. Over $100 million of funding has been provided for the states and we've included less than $20 million in our plan for next year.

Looking ahead to the first quarter of '09, we expect to have revenue of between $145 million and $150 million; EBITDA of $17 million to $19 million. As we noted in our press release, revenues will continue to accelerate at a rapid pace throughout the year just based on programs that we currently have in backlog or that we've recently won or where there are shipments scheduled for the second half of the year.

Examples of that are performance on the HIIDE program that we booked last year in the Middle East that will accelerate as we progress in '09. The PASS Card program will have shipments leaning toward the second half of the year.

And on passports, there are very little shipments in the first half of the year. Most of the shipments will be in the second half of the year. But we have high confidence in the amount of passport requirements for next year. So we're very comfortable with that forecast.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

02-11-09/10:00 a.m. CT

Confirmation # 80518308

For the year we're expecting sales of $725 million to $750 million, EBITDA of $100 million to $110 million, and free unlevered cash flow of $75 million to $85 million. Now, some people are saying we should be talking about post interest free cash flow. That number next year will be about $50 million plus, which is twice the amortization requirement on our bank facility, but Jim will take you through the details of that when he takes you through the numbers in a few minutes.

So, we are well positioned for next year. We have a strong backlog; most of our programs are identified and will generate revenue next year.

So, with that, I'll turn it over to Jim to take you through the numbers.

Jim DePalma:

Thank you, Bob. The press release includes details regarding fourth quarter results and Bob has addressed a number of key areas. I will address several of the financial highlights regarding our ongoing operations, then spend some time on the fourth quarter non-cash charge and how it will impact 2009 expectations.

As you know, reported results for the fourth quarter include Digimarc and Bioscrypt, which were closed earlier in 2008. Revenue was $147 million for the fourth quarter, including Digimarc and Bioscrypt, compared to $114 million for the same quarter last year or an increase of 30 percent.

Our enrollment and government services businesses, as Bob noted, continue to demonstrate strong revenue growth and we expect this to continue throughout 2009 as significant contract wins have strengthened our backlog. The strong performance of our services segment was offset by a lower number of device shipments in 2008 compared to 2007.

The addition of Digimarc to our existing credentialing solution business has significantly increased our backlog, and along with enrollment and government services, provides L-1 with a solid base of revenues and cash flows balancing out our book and bill biometric business.

On a gross profit margin, GAAP gross margins approximated 28 percent for the quarter, below last year's 33 percent exclusive of non-cash charges

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

02-11-09/10:00 a.m. CT

Confirmation # 80518308

included in cost of sales, cash gross margins reached 40 percent, which is comparable to 2007 levels.

Operating expenses as a percentage of revenue were 28 percent, slightly above last year's 27 percent in 2007. As we continue to leverage our resources and finalize the implementation of identified synergies, we expect that operating expenses will decline to below the 25 percent level on an annual basis. As a result, EBITDA, excluding Digimarc-related severance charges of about $200,000 in the fourth quarter, was approximately $23 million or approximately 16 percent of revenues compared to $21 million in 2007.

With respect to the impairment charge, as Bob noted and as addressed in the press release, we took a one-time non-cash charge of $530 million relating to goodwill and intangible assets recorded primarily in connection with the acquisition of Identix. The decline of our stock price from $17.50, the price used to record asset values, to the $7 to $8 range was a key factor in determining the charge.

As a result of the one-time charge, amortization of intangibles is expected to decrease by approximately $16 million annually. This annual reduction is expected to be offset somewhat by higher interest and other non-cash charges.

Other items of note, interest expense for the quarter was $9 million related to our outstanding borrowings including approximately $1.6 million of amortization. Our cash taxes remain small and we do not anticipate to be a federal cash taxpayer at least through 2012.

Weighted average shares outstanding was approximately 83.8 million compared to 71.6 million in the third quarter 2007. The increase reflects the shares issued in connection with the Bioscrypt and the Digimarc transactions. We anticipate that our diluted shares outstanding will approximate 86 million in 2009.

With respect to highlights on the balance sheet, the increases in accounts receivable and inventory are attributable to the acquisitions of Digimarc and Bioscrypt. Overall accounts receivable days outstanding decreased from 73

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

02-11-09/10:00 a.m. CT

Confirmation # 80518308

days to 65 days as we continue to maintain our strong focus on maximizing our collection efforts.

As noted, goodwill and intangible asset decreases reflect the impairment charge of $530 million offset by additions of $290 million net of amortization related primarily to Digimarc and Bioscrypt.

With respect to our debt, the increase in short and long-term debt relates primarily to the addition of the term loan attributable to the acquisition of Digimarc. Outstanding debt at 12/31 includes $175 million of convertible notes and approximately $292 million under the term loan.

At December 31, our term loan/EBITDA leverage ratio is below 2.9x versus our 3.25x requirement. Our debt service ratio is 3.2x versus a requirement of 2.25x. And in connection with that, we negotiated with the banks to take into consideration pro forma EBITDA.

There are adjustments based on synergies. For example, when we acquired Bioscrypt, they had about 130 people. We reduced resources down to the 75 range. So the EBITDA used to calculate our ratios are different than what's recorded in the books. Our current interest rate is 6.75, which is prime plus 3.5. We have an option to use either, prime plus 3.5 or a LIBOR floor of three plus 4.5.

As Bob noted, backlog has grown from $750 million in the beginning of the year to over $1.1 billion at the end of the year, reflecting strong follow-on bookings in our credentialing and enrollment services businesses and we expect approximately 85 percent of our 2009 revenue to be derived from our backlog.

This concludes my review. Bob, back to you.

Bob LaPenta:	Thanks, Jim. And with that, we'll open it for questioning.

Operator:

At this time, if you have a question or comment, please press star one on your touchtone phone. We ask that you limit your questions to one per caller. If at any point your question has answered, you may remove yourself from the

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

02-11-09/10:00 a.m. CT

Confirmation # 80518308

queue by pressing the pound key. If you have additional questions, we ask that you please re-enter the queue. Again, we do ask that while you pose your question that you pick up your handset to provide optimal sound quality. Thank you.

Our first question is coming from Jim Ricchiuti with Needham & Company.

Jim Ricchiuti:

Hi. Thank you. Just a question on organic growth. The organic growth rate clearly has decelerated in the second half of the year for you guys I guess from 10 percent in Q3 to four percent in Q4. How much of that was due to just the tougher comparisons in biometrics on the device side? And what gives you the confidence that you see that beginning to really accelerate the organic growth rate as we go through '09?

Bob LaPenta:

Right. Thanks. As I noted, basically the whole deceleration in organic growth resulted from the shipments of the large HIIDE order that we booked and shipped in the second half of '07. I think we had over $30 million of HIIDE shipments on that order alone, most of them in the second half. And I think in the second half of '08, we probably had somewhere around $7 million or $8 million of HIIDE orders.

And that was due to two reasons –we had the large order and shipment in '07; and during '08 we were developing HIIDE 5.0. Now, in the fourth quarter, we had expected to get an order for the initial complement of devices to go to Afghanistan. That order is now expected to come in this first quarter. And we've also completed the development of 5.0. So, we're expecting orders for HIIDE to pick up significantly this year.

But again, to answer your question, it really almost entirely was HIIDE and the comps were unfavorable. If you look at the rest of our division performance, they all did exceedingly well. I mean the credentialing division was up over 20 percent, enrollment was up over 30 percent, the government services group overall was up 20 percent, 25 percent. So we had very, very strong performance in all other categories.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

02-11-09/10:00 a.m. CT

Confirmation # 80518308

And again as I mentioned, we had very strong performance in biometrics as far as new programs that we won and the way we're positioned going forward. But, unfortunately, the comps really took those favorable trends away.

Jim Ricchiuti:	Can you size the Afghan HIIDE order, Bob? And does the shipping – begin shipping in Q2?

Bob LaPenta:

We think we're going to get an order in the first quarter and it will begin shipping in Q1, actually. We think about half of it will ship in Q1 and half of it will ship in Q2. And I really don't want to talk too much about the numbers.

Jim Ricchiuti:	OK, thank you.

Operator:	Your next question comes from John Croke with Jefferies & Company.

John Croke:

Good morning. Thank you for taking my question. I was just curious looking at the adjustments that you've made to your 2009 guidance. It looks like you took down revenues by about $10 to $15 million and then adjusted EBITDA by $10 million.

Should we read that as your enrollment services and other government services, perhaps doing a little bit better than what you first laid out in October offset by, perhaps, some lower growth in the biometric device business?

Bob LaPenta:

Yes. That's a good question. When we gave the preliminary guidance for '09, we really hadn't completed our budgeting process for the year. And frankly, it came out a little bit more back ended than we had hoped. Some of the passport business is going to be more back ended, the PASS Card shipments are going to be back ended, and the milestone billings on the HIIDE order in the Middle East also are going to be a little bit back ended.

So part of that small reduction and really in the grand scheme of things, on $750 million we're talking about a two percent reduction, which I think in the grand scheme of things is not great. But it's really a reflection I think of we wanted to be a little bit more cautious because of the back-end nature of the shipments.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

02-11-09/10:00 a.m. CT

Confirmation # 80518308

And I think it also does reflect the fact that a lot of the growth next year is coming in services and in the government services group and enrollment, credentialing is doing well. But again, I've got to tell you, I think biometrics is positioned now and really holds some of the biggest upside for us based on the programs, the increase in their IP and software sales, and I think the opportunities that we're looking at as far as HIIDE's not only in the U.S., but around the world.

John Croke:	Thank you very much.

Operator:	Your next question comes from Jeremy Grant with Stanford Group.

Jeremy Grant:	Thanks. Good morning. Thanks for taking my question.

Bob LaPenta:	Good morning, Jeremy. Thank you.

Jeremy Grant:

I wondered if you could talk a little bit about the write-down, and specifically the impact that the reduction in intangibles on your books is going to have going forward. You know, specifically you guys, I think, have generally factored in amortization of intangibles of around $6 million or $7 million a quarter, dragging down GAAP gross margins. Should we expect that number drop to say $2.5 million or $3 million, or how should we look at this in our modeling?

Jim DePalma:	Yes. The drop will be $16 million a year. So it will decrease by approximately $4 million a quarter.

Jeremy Grant:	OK. And that will then – obviously, all drop down to the GAAP EPS?

Jim DePalma:

Right. But as I noted, we're going to have a full year of interest so that adversely affects EPS, and stock-based comp is still a significant component. And we have a new financial accounting standard, which will require us to impute interest on our convertible debt.

Our convertible debt pays an interest of 3.75 percent, and without going through the details, we're going to have to impute as if the interest rate was 7.5

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

02-11-09/10:00 a.m. CT

Confirmation # 80518308

percent. And so, that's about $5.5 million of an additional charge in 2008 that we wouldn't have in 2007.

Jeremy Grant:	OK. Can you talk real quick just about the stock comp as well? It looked like it was pretty high in the quarter, around $7.9 million relative to past charges.

Jim DePalma:

You know, it's a number of things. We true-up a lot of these costs in the fourth quarter. Bob and I decided to take a lot of our compensation in stock. There are some adjustments in terms of matching 401(k) contributions in stock rather than cash. So it's a number of factors. We expect stock-based comp on an annual basis to be in the $15 million to $20 million range.

Jeremy Grant:	OK. Thanks. I'll drop back in queue.

Bob LaPenta:	And on that, I think we continue to amortize under 123(R). And that number we would expect to drop dramatically in 2010.

Jeremy Grant:	OK. Thanks, guys.

Operator:	Your next question comes from Tim Quillin with Stephens Incorporated.

Tim Quillin:

Good morning. Thank you for taking my call. Can you help me think about or reconcile – and you've mentioned a couple things – but the run rate implied in the fourth quarter number and the first quarter guidance about $590 million? And so, it's about $150 million below your guidance for 2009. How big of a contributor would the HIIDE order in the Middle East and the ramp up in PASS Card and passport be to bridge that gap? Thanks.

Bob LaPenta:

Yes. There were virtually no shipments of passports in the first – in the fourth quarter. And there were virtually no revenues associated with the Middle East order in the fourth quarter. There also was no revenue associated with the New York State contract that we talked about that's going to ramp up next year.

So there are a number of programs that we currently have in backlog that will record sales. I mean, passports will have orders in the second half of the year. We know we have a very good handle on what that number is. But again,

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

02-11-09/10:00 a.m. CT

Confirmation # 80518308

there were no shipments in the fourth quarter and first quarter. So the numbers are artificially low, and we have a high degree of confidence that they're going to increase dramatically as the year goes on.

Tim Quillin:

And in terms of passports, Stanley had said that the state department told them to expect about 14 million passports issued in government fiscal '09 versus 16.2 million in government fiscal '08. So they were looking at it relatively conservatively. Do you expect the bounce back really to be in fourth quarter as we finally start to see WHTI implementation drive passport issuance?

Bob LaPenta:

That's two programs. WHTI we think we will start to see – we've delivered, I don't know, somewhere between three million and four million cards, I think, thus far. We expect to start delivering additional cards in the second quarter and that will escalate throughout that year.

Relative to passports, there was a reduction in '08 down I believe to about 16 million cards and we believe that number will be somewhere between 14 million and 16 million in '09. Additional back-ended type shipments in '09 are going to be related to new drivers' license contracts that we've recently won.

We won a program in California where they're going to be producing a REAL ID type card. Shipments and revenue on that new card and that new program are not going to start being recorded until the second half of the year. So we think we've been realistic in our assessment of what passport and PASS Card revenue is going to be next year and they've been factored into our forecast.

Tim Quillin:	Thank you.

Operator:	Your next question is from Daniel Meron with RBC Capital Markets.

Daniel Meron:

Hi. A quick question on the cash generation, can you give us a little bit more color on how you think you can generate the $80 million that you're talking about for 2009 here? What give you the confidence and when should we start seeing the de-leveraging of the balance sheet start taking place? Is it more of a second half event or is it going to be more gradual throughout the year?

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

02-11-09/10:00 a.m. CT

Confirmation # 80518308

Jim DePalma:

I think if you take a look at our EBITDA forecast of between $100 million and $110 million, there's very little that we need for working capital. It's just not a very working capital intensive business. But next year we are going to spend, as noted in our release, about $32 million in CapEx, most of that associated with new state drivers' license programs that we've recently won.

So if you take the $100 to $110, say on average $105, take $30 million off of that, you end up with about somewhere in the low $80s. We have about $25 million of cash interest next year; you get to about $50 million. Our amortization requirement on our debt next year is about $20 million – $22. So really we can pay almost twice – 2.5 times the amount next year that we need for our debt service.

Daniel Meron:	OK. Very good. Good luck.

Bob LaPenta:	Thank you.

Operator:	Your next question comes from (Michael Levitt) with Chesapeake Partners.

Louis Sarkes:	...year, Tim, what was it?

Bob LaPenta:	Yes, Michael. Hello?

Jim DePalma:	Hello.

Louis Sarkes:	Yes. Can you hear me?

Bob LaPenta:	Yes.

Louis Sarkes:	It's Louis Sarkes actually, Bob. There was a question for Jim in terms of that leverage ratio at year end.

Jim DePalma:	Yes, the leverage ratio at year- end '08 or projected '09?

Louis Sarkes:	'08.

Jim DePalma:	It was – RLEV was 2.9 versus our 3.25 a requirement.

Louis Sarkes:	2.9 versus three.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

02-11-09/10:00 a.m. CT

Confirmation # 80518308

Jim DePalma:	Actually, it's 2.8 – 2.8 versus 3.25.

Louis Sarkes:	OK. And just a little bit more, and maybe for you, Bob, in terms of the guidance is – how much of it do you think is in – how much of it do you see in backlog?

Bob LaPenta:

Well, I think our release indicated that about 85 percent of next year's sales are going to come out of backlog. Now, in addition to that, there will be sales that come out of service that will come out of passports and things of that nature that we haven't really included in backlog.

So there's a – and that could be another 10 percent. So when I look at it, as always, the biometric group has the highest and probably 90 percent of the book and ship required to hit the $725 to $740 million number.

As I've indicated, they are going into this year with the strongest backlog and opportunity position they've had since we acquired the company. So I really feel good about where they are.

But if you wanted to take a look at a worst case scenario, I think you would come up with– if biometrics books virtually nothing next year, I think a worst case scenario would be $700 million-ish in sales and that would be really disappointing for us, and an EBITDA somewhere in the $90 to $95 million range.

Now, having said that, considering the environment we're in, that still would represent almost a 10 percent organic growth when you consider this year on a pro forma basis, the revenue is about $630 to $635 million. So again, looking at it in what I would consider to be a worse, worse case scenario at $700 million if biometrics booked nothing, I think that puts us in a pretty good position.

Louis Sarkes:	And the last thing and you touched on it, I think, in your comments that obviously with a difficult economy, are you seeing any tangible effects of that yet in any of the bid requests?

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

02-11-09/10:00 a.m. CT

Confirmation # 80518308

Bob LaPenta:

No. I've got to tell you, the bidding activity has really never been more robust. Programs in Latin America, opportunities in India, opportunities in the Middle East, we really have a very strong pipeline.

This is a year – where we have a company that's ready to compete, ready to win these programs both on a prime and on a sub level. This is a year for us to win these programs and perform. So I am really comfortable with the way the company is put together, the way we're positioned on a lot of these programs.

Now, if you look at the economic environment, a lot of people are going to say, well, a lot of the states are under water; California is on the verge of bankruptcy; New York is on the verge of bankruptcy. We booked a $230-$240 million program in New York, that's a program that saves New York state money. Using our facilities, our enrollment capabilities, we're actually going to save New York state money.

If you look at California, the additional cost of implementing this new driver's license program is really funded by the people. So, a couple dollar increase in the price of a driver's license is not an economic hardship I think to most of the people in California. If you talk about REAL ID, that's a program that gets a lot of press. Will it go forward? Will it not go forward? The government has provided over $100 million for the states to begin implementing this program.

Janet Napolitano, who I think we all know, really voted against REAL ID in Arizona. But she's been very vocal and tried to clarify her position in saying, she is not opposed to REAL ID, she is opposed to the fact that the government is imposing that on to states without providing financing.

I believe REAL ID is going to go forward; I believe the state, the federal government is going to provide financing to the states to do that. And with L-1 owning 90 percent of the market, we have a lot of proposals outstanding. We've already won a number of REAL ID proposals. We have relatively – a relatively modest amount of REAL ID funding in our forecast for next year, like $15 million, I think about five or six of which we've already won.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

02-11-09/10:00 a.m. CT

Confirmation # 80518308

So, honestly – aside from the reduction in passports that we talked about, a couple of million passports I think reduction, I don't see a tremendous impact as a result of the economic environment.

Louis Sarkes:	Thank you very much.

Operator:	Your next question comes from Michael French with Morgan Joseph.

Michael French:	Just a quick question on the convert. You had talked about possibly taking that down previously. Is it safe to assume that that's no longer part of your thought process?

Bob LaPenta:	I think our position with respect to that is one that I really do not care to comment on at this time.

Michael French:	Fair enough. And maybe a housekeeping question. Could you break down some of the segment details such as sales and costs for...

Bob LaPenta:	I think we can give you some color on that. Jim? Now, do you want the fourth quarter or the year or...

Michael French:	Yes, sir. The fourth quarter, please.

Bob LaPenta:	OK.

Jim DePalma:	If you were to look at the services segment in 2008, we're looking at about $71 million solutions another – the balance. So it's $71 million services and the balance of the (147.5) in solutions.

Michael French:	And how about the margins for the segments?

Jim DePalma:

You know I really don't provide the margins by segment. We tend to just report sales. Overall, again our cash margins are about the 40 percent cash, the services business is probably in the 30 to 32 percent range, and the credentialing and biometric business is a little higher in order to balance it out.

Michael French:	OK, great. Thank you.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

02-11-09/10:00 a.m. CT

Confirmation # 80518308

Operator:	Your next question comes from Brian Ruttenbur with Morgan Keegan.

Brian Ruttenbur:	Thank you very much. So I just want to get some facts down. Depreciation and amortization on the year is going to be what for '09?

Jim DePalma:	Depreciation and amortization – just one second – depreciation is going to be in the $25 million range for 2009, amortization is going to be around $11 million.

Brian Ruttenbur:	OK.

Jim DePalma:	...from $27.

Brian Ruttenbur:	And stock-based comp is going to be $15 million to $20 million?

Jim DePalma:	That's right.

Brian Ruttenbur:	OK. And amortization of deferred financing costs, what's that going to be going forward?

Jim DePalma:	That's about – including the imputed interest, it's about $10 million.

Brian Ruttenbur:	OK, $10 million. Gross margins going forward, you add weak gross margins obviously in the fourth quarter. Your gross margins for the first quarter are expected to be around what?

Jim DePalma:

Our gross margins in the first quarter are expected to be in the 30, 33 percent range. Overall, because our services (enrollment) are so strong, we expect it on a GAAP basis next year to be in the 35 to 40 percent range, and as I noted, operating expenses to be south of 25 percent.

Brian Ruttenbur:	Great. Those are my questions. Thank you very much.

Operator:	Your next question comes from Randy Laufman with Imperial Capital.

Michael Kim:

Hi. Good morning. It's actually Michael Kim and Randy Laufman here. Just a couple – at a higher level, do you have a sense of what changes you might see in the identification programs on the federal side with the new

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Moderator: Lisa Cradit

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administration? Also, any opportunities you might see directly or indirectly from the economic stimulus package? Thanks.

Bob LaPenta:

Well, I think President Obama has been very vocal and I think he has a vision. And I think we're going to see increased funding really across the board in homeland security. I think the two key initiatives that he talks about when he talks about security other than the defense budget and the fact that they're going to review that and take a fresh look at it is border security, homeland security and cyber security.

We think all three of those benefit L-1. Now, our ACI division, next year we expect them to grow 20 to 25 percent, reflecting their good positioning on some of these cyber initiative type programs. But if you look at the package that's being discussed in Congress today, there isn't a lot of color in each of the categories relative to the amount of funding that's being provided for homeland security. I think that's going to become a lot clearer as the year goes on, but there are no major funding initiatives that – or new programs that we're looking at as far as our performance next year.

Michael Kim:	OK, great. Thank you very much.

Operator:	Your next question comes from Jeffrey Kessler with Imperial Capital.

Jeffrey Kessler:	And thank you, Bob, for taking my call.

Bob LaPenta:	Thank you, Jeff.

Jeffrey Kessler:

The question revolves around your hardware, both LiveScan and HIIDE. You did lose a bid earlier on in the LiveScan area. You are getting more competition – at least we will see if you're really getting really true competition in the HIIDE and we'll call it handheld multimodal area.

What is your view toward your competitive position, your IP and your ability to compete against companies who are marketing very heavily against you? Can you maintain – your margins in those – in the hardware area have been higher in the past than in the services area. Can you maintain margin and can you maintain IP hegemony in that area?

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Moderator: Lisa Cradit

02-11-09/10:00 a.m. CT

Confirmation # 80518308

Bob LaPenta:

OK, let me take those one section at a time. As far as LiveScans go, I think we all realize that they really are a commodity. And relative to our sales and our forecast, what they are are an enabler and they are just a small piece of our end-to-end solution. So when we look to bid on a program for a national ID, for instance, the LiveScans are a relatively small part of that competition.

I mentioned in my earlier remarks that we've recently developed a new LiveScan, one without the center divider. It's a lower cost unit and we think it's going to compete very well. But again, it's a commoditized environment.

Relative to HIIDE, we – and I've said a number of times and we've really looked at this very carefully - the government and ourselves have spent north of $30 million on the development of these devices. They are deployed in the field. There's probably over 7,000 units. We won a very key program in the Middle East.

And the fact that it's key is not the $20 million, but the fact that it's our first win where we're going to actually provide a total end-to-end solution from the device to the integration of the country's network to getting it into their system, and then provide the matching with our software.

We think as far as iris goes, it's superior in quality, as far as face goes, it's superior in quality. And frankly, as far as fingerprints, I think the other devices may even have a little bit of an edge over our HIIDE device.

But 5.0 is out, it's a very advanced device, it has liquid lensing, it has GPS, it has a dual-eye, it's a great device, the customer really likes it. We've got people on the ground in the areas where these are going to be deployed and the customers have nothing but great things to say. I'll also say that this is the unit where the software is integrated throughout the network that's deployed in the field, and we think that also gives us a competitive advantage.

But again, we're not talking about tremendous sales next year; we're just talking about items that we've identified. I think – I'm hoping that we're going to be able to succeed our sales forecast in HIIDEs next year, not only in the U.S. opportunities, but around the world. We've got major marketing

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

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Confirmation # 80518308

initiatives that we're implementing starting with the 5.0 in the beginning of March.

Relative to biometrics, though, their opportunities are not really in the LiveScans and they're not totally wrapped around HIIDE. They have a lot of opportunities in ABIS and software where we are selling IP. And I think we're going to see an increased proportion of their sales in software and IP, which have very high margin.

So that gives me confidence that I believe biometrics has upside potential for the next year, but we're going to be conservative in the forecast. And I think really for next year in our numbers, we probably have like $115, $120 million for biometrics. And I think about $60 million of that is already in backlog, and when you consider their service and things that we – like Afghanistan that we haven't booked, a very high percentage of their revenue next year has been identified. So, we feel pretty good about that number.

Jeffrey Kessler:	Thank you very much.

Operator:	And your final question comes from Jeremy Grant with Stanford Group.

Jeremy Grant:

Quick follow-ups. One was, I think somebody also asked before about a little bit of color on Q4 products versus services. Just wondered if you could jump and just get a little more granular to breakdown in products how much was biometric versus credentialing and in services, how much was IBT versus the Intel guys?

Bob LaPenta:	Jim, give him a little color on that.

Jim DePalma:	So if you will look at our services, of the $71 million, approximately $20 related to enrollment.

Jeremy Grant:	OK.

Jim DePalma:	If you were to look at the balance of $76 million, approximately $30 related to biometrics and the balance in credential.

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Moderator: Lisa Cradit

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Jeremy Grant:

OK. And the other question I had was just trying to understand a bit of how PASS Card payments are being recognized? I think you had in the press release that $19 million of revenues from the PASS Card project was recognized in '08.

As I've been tracking things from State Department – as you know, suggested they paid you more. Does that mean you guys have money in deferred revenues that will then be recognized in this program in '09?

Bob LaPenta:

No. Maybe some of the money you're referring to went toward the access or entry devices as part of that program. But we had about $19 – I don't know whether we – what our receivables were at the end of the year on that program. And we expect that $19 million probably because there were printers and things of that nature in there, we expect that number in our forecast to drop to I think around $13 million next year.

Jim DePalma:	Yes. But we haven't got any advanced payments...

Bob LaPenta:	Right.

Jim DePalma:	...and recognize revenue when we ship the cards.

Jeremy Grant:	OK. I appreciate it. Thanks, guys.

Jim DePalma:	You're welcome.

Operator:	You do have another question from Keith LaRose with Bradley, Foster, Sargent.

Bob LaPenta:	OK.

Keith LaRose:	Hi, Bob, good morning.

Bob LaPenta:	Good morning.

Keith LaRose:	Can you talk quickly about just the macro view on the acquisition pipeline and – I mean that's been your history and I wanted to give you an opportunity to maybe make some comments on that venue.

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Moderator: Lisa Cradit

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Confirmation # 80518308

Bob LaPenta:

OK. With values having corrected or dropped as much as they have, we continue to see opportunities and evaluate opportunities. I've indicated in the past and again, I will today, that we're being very, very selective in discriminating and evaluating these opportunities.

And the acquisitions that we consider have to be very compelling from a number of perspectives. One, they have to be accretive. They have to be, what we consider to be opportunities for high organic growth. And they have to fit well into the platform that we've already built.

I've indicated I think we have the team. We have the companies that we need to basically bid on and win almost every opportunity we see out there either as a prime or as a sub. There are opportunities that we look at. We're not going to increase our debt to make an acquisition.

And I'm not going to go into a lot of details about how do you look at it if you don't increase your debt. But, again, we're going to be very discriminating and there are things that we look at and I'll just leave it at that.

Keith LaRose:	OK, thank you.

Bob LaPenta:	OK. Anybody else?

Operator:	You do have a follow-up from Tim Quillin with Stephens Incorporated.

Tim Quillin:

Yes, thank you. I apologize. I had just one more question. On January 9th, you had pre-announced that you thought revenue would come in for the fourth quarter of about $155 and you came in at $147.5. What was the difference there between that and your preliminary expectations? Thanks.

Bob LaPenta:

I think the biggest part of that was the HIIDE Afghan program that we really thought we would – we'd book as late as the second quarter – the second week in March and now we think we're going to book that in the first quarter.

Tim Quillin:	Well, no, this was January 9 and you were talking about fourth quarter sales expectations.

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Moderator: Lisa Cradit

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Confirmation # 80518308

Jim DePalma:	That's right. I...

Tim Quillin:	So, it was after the quarter had ended.

Bob LaPenta:

Yes, and again, I though we would – we thought we would be able to book some of those HIIDE's based on that order and there also was an excess order that we thought we were going to be able to ship and recognize revenue on. And we just weren't able to do that.

Tim Quillin:	OK. Not sure I understand, but thank you.

Operator:	There are no further questions at this time. I would like to turn the floor back to Mr. Bob LaPenta for closing remarks.

Bob LaPenta:

Well, thank you very much for participating in the call. Again, I think we – the company is excited about where we are. We have good opportunities and a lot of confidence in our ability to perform next year. And we look forward to talking to you at the end of the first quarter. Thanks very much.

Operator:

Thank you. This does conclude today's teleconference. Today's call is being recorded and will be available for replay beginning at 2:00 p.m. Eastern Time. The dial-in number for the replay is 1-800-642-1687 for U.S. callers and 706-645-9291 for those outside the U.S. Please use passcode, 80518308. Please disconnect your lines at this time and have a wonderful day

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